Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845-4251

FOR IMMEDIATE RELEASE:

Endocyte Reports Fourth Quarter and Year End 2011 Financial Results and Operations Update

West Lafayette, Ind., March 13, 2012 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy, today announced financial results for the fourth quarter and year ending Dec. 31, 2011, and provided an operational update.

“2011 was an important year in Endocyte’s development, as we brought the company public and advanced our lead drug, EC145, into the Phase 3 PROCEED trial in platinum resistant ovarian cancer,” said Ron Ellis, Endocyte’s president and chief executive officer. “We are pleased to confirm that later this year we plan to file for conditional marketing authorization of EC145 and diagnostic imaging agent EC20, both of which have been granted orphan drug status by the European Commission, for the treatment of patients with folate-receptor positive platinum resistant ovarian cancer.”

“We have made important progress in recent weeks to clarify our clinical and regulatory path forward given the continued global shortage of Doxil®, the control drug used in the PROCEED trial,” added Ron Ellis. “With the FDA’s approval of our request to import our supply of Doxil, we plan to move forward with the same drug combination that yielded the compelling results in our Phase 2 PRECEDENT trial.”

Upcoming Milestones

•	Renewed enrollment in Phase 3 PROCEED trial in early Q2 2012

•	First patient enrollment in Phase 2b/3 non-small cell lung cancer trial in early Q2 2012

•	Submit EU marketing applications for conditional authorization of EC145 and EC20 for treatment of folate receptor positive, FR(++), platinum resistant ovarian cancer in Q3 2012

“Our current cash balance provides us with the financial resources to complete two important trials of EC145 and EC20 in folate-receptor positive patient populations — the Phase 3 PROCEED trial and a Phase 2b trial in second-line non small cell lung cancer. At the same time, we are in a position to bring an additional small molecule drug conjugate into the clinic,” said Mike Sherman, chief financial officer of Endocyte.

Fourth Quarter Financial Results

Endocyte reported a net loss for the fourth quarter of 2011 of $10.8 million, or $0.30 per basic and diluted share, compared to $3.4 million, or $3.57 per basic and diluted share, for the same period in 2010. Weighted average common shares outstanding increased from 937,088 in the fourth quarter of 2010 to 35,745,364 in the fourth quarter of 2011 as a result of the conversion of preferred stock and the completion of the public offerings in 2011.

Revenues of $0.2 million were recognized in the fourth quarter of 2011. This revenue related to a non-refundable up-front payment associated with an exclusive worldwide license with On Target Laboratories, L.L.C. to develop and commercialize products in the field of surgical imaging. Endocyte is eligible for future royalties including minimum royalties.

Research and development expenses for the fourth quarter of 2011 were $7.8 million, compared to $3.3 million for the same period in 2010. The increase was driven by clinical and manufacturing costs related to the Phase 3 PROCEED trial and costs incurred in the preparation of the EU marketing applications for EC145 and EC20. This included process and method validations for EC20 and EC145.

General and administrative expenses for the fourth quarter of 2011 were $2.9 million, compared to $1.3 million for the same period in 2010. The increase in expenses was the result of an increase in professional fees associated with being a public company and an increase in compensation expenses.

Interest expense was $0.4 million in the fourth quarters of 2011 and 2010. The company’s average debt balance was $12.9 million for the fourth quarters of 2011 and 2010.

Cash, cash equivalents and short-term investments were $128.1 million at Dec. 31, 2011, compared to $138.9 million at Sept. 30, 2011. The decrease was attributable to cash disbursements for operations.

2011 Financing Highlights

•	Stock offering proceeds of $144.9 million: On Feb. 9, 2011, the company completed its initial public offering of 14,375,000 shares of common stock. Proceeds, net of underwriting discounts, commissions and other transaction costs were approximately $78.2 million. On Aug. 2, 2011, the company completed a public offering of 5,839,810 shares of common stock. Proceeds, net of underwriting discounts, commissions and other transaction costs were approximately $66.7 million.

•	Modification to the loan arrangement with Mid-Cap Financial (Mid-Cap) and Silicon Valley Bank (SVB): In September 2011, Endocyte modified the loan agreement with Mid-Cap and SVB to revise the repayment terms. Under the amendment, the interest-only period has been extended. Endocyte is only required to make interest payments through December 2012 and then interest and principal payments for three years beginning in January 2013. This modification provided additional working capital of $7.4 million.

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EDT.

U.S. and Canadian participants International	(877) 263-3108 (253) 237-1176

A live, listen-only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 6:30 p.m. EDT on March 13, 2012, until midnight EDT on March 20, 2012. To access the replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International) and reference the conference ID 59255581. Additionally, the webcast will be recorded and available on the company’s website for two weeks following the call.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

Forward Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for seeking regulatory approval and commercial launch of its products, including any conditional marketing authorization from the EMA, initiation of future clinical trials, future availability of Doxil, data availability from ongoing and future clinical trials, and the company’s expectations for its 2012 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of Doxil, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates, the goals of its development activities, estimates of the potential markets for its product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2010	2011	2010	2011
	(unaudited)	(unaudited)		(unaudited)
Revenue:
License fees	$—	$191	$—	$191

Total Revenue	—	191	—	191
Costs and expenses:
Research and development	3,290	7,753	14,561	28,828
General and administrative	1,317	2,862	6,039	10,000

Total costs and expenses	4,607	10,615	20,600	38,828

Loss from operations	(4,607)	(10,424)	(20,600)	(38,637)
Interest income	2	38	8	129
Interest expense	(395)	(351)	(1,065)	(1,988)
Other income, net	1,652	(17)	1,564	(36)

Net loss	$(3,348)	$(10,754)	$(20,093)	$(40,532)

Net loss per share – basic and diluted	$(3.57)	$(0.30)	$(21.77)	$(1.40)

Weighted average number of common shares used in net loss per share – basic and diluted	937,088	35,745,364	923,007	29,003,991

Endocyte, Inc.
Balance Sheets
(in thousands, except per share amount)

	As of	As of
	December 31,	December 31,
	2010	2011
		(unaudited)
Assets
Cash, cash equivalents and short-term investments	$16,873	$128,085
Other assets	4,341	3,590

Total assets	$21,214	$131,675

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities	$7,673	$5,470
Long-term debt, net of current portion	11,124	12,833
Subordinated notes	9,529	—
Convertible preferred stock, no par value	89,799	—
Total stockholders’ equity (deficit)	(96,911)	113,372

Total liabilities, convertible preferred stock and stockholders’ equity	$21,214	$131,675